LMM LLC

By:____/s/_Nicholas C. Milano________________________
       Nicholas C. Milano, Chief Compliance Officer


Legg Mason Capital Management, Inc.

By:___/s/_Nicholas C. Milano_________________________
      Nicholas C. Milano, Chief Compliance Officer


Legg Mason Opportunity Trust,
a portfolio of Legg Mason Investment Trust, Inc.

By:___/s/_Gregory T. Merz____________________________
      Gregory T. Merz, Vice President